Exhibit 10.01

II-VI INCORPORATED

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT, including any general and jurisdiction-specific terms and conditions for the Optionee’s jurisdiction set forth in the appendices attached hereto, (this “Agreement”) is dated as of the Grant Date, as specified in the applicable Employee Grant Details (as defined below), by and between II-VI Incorporated, a Pennsylvania corporation (“II-VI”), and the Optionee, as specified in the applicable Employee Grant Details, who is a director, employee or consultant of II-VI or one of its Subsidiaries (the “Optionee”).

Reference is made to the Employee Grant Details found on the Stock Options and Awards tab (the “Employee Grant Details”) issued to the Optionee with respect to the applicable award, which may be found on the Solium Shareworks system at https://Shareworks.Solium.com (or any successor system selected by II-VI) (the “Solium Shareworks System”). Reference further is made to the prospectus relating to the Plan (as defined below), which also may be found on the Solium Shareworks System.

All capitalized terms used herein, to the extent not defined herein, shall have the meanings set forth in the II-VI 2018 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), a copy of which can be found on the Solium Shareworks System, and/or the applicable Employee Grant Details. Terms of the Plan and the Employee Grant Details are incorporated herein by reference. This Agreement shall constitute an Award Agreement as that term is defined in the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Optionee and II-VI agree as follows:

1.Grant. II-VI hereby grants the Optionee on and as of the Grant Date an option (the “Option”) to purchase from II-VI the number of shares of common stock, no par value per share, of II-VI (“II-VI Common Stock”) specified in the applicable Employee Grant Details (the “Shares”), at the price per share equal to the Option Price, as specified in the applicable Employee Grant Details (the “Option Price”), subject to the terms and conditions of this Agreement and the Plan. The Option shall expire on the Expiration Date, as specified in the applicable Employee Grant Details, unless such Option otherwise terminates or expires earlier in accordance with the terms hereof.

2. Vesting; Expiration.

(a)The Option shall be exercisable, pursuant to the terms of the Plan, and shall vest and become exercisable in installments, as follows:

(i)Upon and after the one (1)-year anniversary of the Grant Date, the Optionee may exercise the Option with respect to any number of Shares (except with respect to

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fractional shares) not in excess of twenty-five percent (25%) of the total number of Shares covered by this Agreement.

(ii)Upon and after the two (2)-year anniversary of the Grant Date, the Optionee may exercise the Option with respect to any number of Shares (except with respect to fractional shares) not in excess of fifty percent (50%) of the total number of Shares underlying the Option, less the number of Shares as to which the Option was previously exercised, if any.

(iii)Upon and after the three (3)-year anniversary of the Grant Date, the Optionee may exercise the Option with respect to any number of Shares (except with respect to fractional shares) not in excess of seventy-five percent (75%) of the total number of Shares underlying the Option, less the number of Shares as to which the Option was previously exercised, if any.

(iv)Upon and after the four (4)-year anniversary of the Grant Date, the Optionee may exercise the Option with respect to any number of Shares (except with respect to fractional shares) not in excess of one-hundred percent (100%) of the total number of Shares underlying the Option, less the number of Shares as to which the Option was previously exercised, if any.

(b)In no event may the Option be exercised at any time following the ten (10)-year anniversary of the Grant Date.

3. Post-Separation Exercise.

(a)Except as otherwise specifically provided in this Agreement, upon the Optionee’s Separation from Service for any reason, the Option, to the extent not then vested and exercisable pursuant to Section 2(a), shall immediately lapse and become null and void on and as of the date of such Separation from Service. The vested portion of the Option, if any, as of the date of such Separation from Service, may be exercised post-separation during the applicable periods set forth in Section 3(b).

(b)Notwithstanding Section 2(a), upon the Optionee’s Separation from Service for the reasons set forth below, the Option may be exercised as follows:

(i) Death. In the event of the Optionee’s death (i) while an employee or a Nonemployee Director of the Company, (ii) within the one (1)-year period after Separation from Service because of permanent and total disability, as defined in Code Section 22(e)(3) (a “Disability”), or (iii) within the three (3)-year period after Separation from Service because of normal retirement, as defined in II-VI’s Global Retirement Policy, any unvested portion of the Option will immediately vest and the Option may be exercised by the Optionee’s estate at any time, or from time to time, within one (1)-year of the date of the Optionee’s death but in no event later than the Expiration Date.

(ii)Disability. If the Optionee incurs a Separation from Service due to the Optionee’s Disability, any unvested portion of the Option will immediately vest and the Option may be exercised at any time, or from time to time, within one (1) year of the date of Separation from Service, but in no event later than the Expiration Date.

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(iii)Retirement. If the Optionee terminates service because of normal retirement, as defined in II-VI’s Global Retirement Policy, any unvested portion of the Option will continue to vest and may be exercised by the Optionee from time to time prior to the Expiration Date in accordance with the schedule set forth in Section 2(a).

Notwithstanding any provision of this Agreement, if the Company receives a legal opinion that, due to a legal judgment and/or development in the Optionee’s jurisdiction, the vesting that applies to the Option upon an Optionee’s normal retirement would be deemed unlawful or discriminatory, the provisions of this Section 3 regarding the vesting of the Option if the Optionee’s Separation from Service is as a result of normal retirement will not be applicable to the Optionee and the remaining provisions of this Agreement will govern.

(iv)Separation from Service for Cause. Notwithstanding any provision of this Agreement to the contrary, if the Optionee’s service is terminated for Cause (as defined below), all of the Optionee’s rights to exercise the Option (whether vested or unvested) shall terminate on the date of such Separation from Service.

(v)Other Separation from Service. Except as otherwise determined by the Committee, if the Optionee’s Separation from Service occurs for any reason other than those set forth in clauses (i) through (iv) of Section 3(b), the unvested portion of the Option shall be deemed cancelled and forfeited on the date of the Optionee’s Separation from Service and the vested portion of the Option, if any, as of the date of such Separation from Service shall remain exercisable until the earlier of (i) the date that is ninety (90) calendar days from the date of such Separation from Service or (ii) the Expiration Date.

4. Change in Control; Adjustments to Payments.

(a)Change in Control. Upon a Change in Control, the Award shall be subject to Section 10 of the Plan, with “Cause” and “Good Reason” for such purpose as defined below.

(b)“Cause” shall be defined as that term is defined in the Optionee’s offer letter, employment agreement or other applicable employment or service agreement with the Company; or, if there is no such definition, “Cause” shall mean a determination by the Company that any of the following has occurred:

(i)the willful failure by the Optionee to perform the Optionee’s duties and responsibilities to the Company or a Subsidiary that the Recipient is employed by or provides services to (the “Employer”) (other than any such failure resulting from the Optionee’s Disability), which is not cured within ten (10) business days of receiving written notice from the Company or the Employer specifying in reasonable detail the duties or responsibilities that the Company or the Employer believes are not being adequately performed;

(ii)the willful engaging by the Optionee in any act that is damaging to the Company or the Employer;

(iii)the conviction of the Optionee of, or a plea of “guilty” or “no contest” to, (A) any felony or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

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(iv)any breach by the Optionee of the terms of any written agreement between the Optionee and the Company relating to proprietary information, confidentiality, non-disclosure, ownership of inventions, non-competition, non-solicitation, non-interference or non-disparagement;

(v)the engaging by the Optionee in any willful act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Optionee; or

(vi)the commission of any act by the Optionee that is in violation of the Company’s Code of Business Conduct and Ethics.

(c)“Good Reason” shall be defined as that term is defined in the Optionee’s offer letter, employment agreement or other applicable employment or service agreement with the Company; or, if there is no such definition, “Good Reason” shall mean that any of the following has occurred, without the Optionee’s express written consent:

(i)a material reduction of the Optionee’s employment responsibilities from those immediately prior to the Change in Control;

(ii)a material reduction by the Company or the Employer of the Optionee’s eligibility for Total Target Compensation as in effect immediately prior to the Change in Control, with “Total Target Compensation” defined as the Optionee’s annual base salary plus the cash and stock compensation the Optionee is eligible to receive from the Company or the Employer at one hundred percent (100%) performance, whether sales incentive, bonus or otherwise;

(iii)a material increase in the amount of the Optionee’s business travel that produces a constructive relocation of the Optionee;

(iv)a material reduction by the Company or the Employer in the kind or level of employee benefits to which the Optionee is entitled immediately prior to the Change in Control, with the result that the Optionee’s overall benefits package is materially reduced; or

(v)the relocation of the Optionee to a facility or a location more than thirty (30) miles from the Optionee’s principal place of employment immediately prior to the Change in Control.

In order for the Optionee to incur a Separation from Service for Good Reason, (A) the Company must be notified by the Optionee in writing within ninety (90) days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company or the Employer  (as applicable) for thirty (30) days following such notice (the “Notice Period”), and (C) such Separation from Service must occur within sixty (60) days after the expiration of the Notice Period.

(d)Adjustments to Payments.

(i)Notwithstanding any provision to the contrary in this Agreement, if it is determined that any payment or distribution by the Company or the Employer to the

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Optionee or for the Optionee’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Code Section 4999, or any interest or penalty is incurred by the Optionee with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Optionee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Optionee received all of the Payments. The Payments shall be reduced or eliminated by first reducing or eliminating the portion of the Payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the determination.

(ii)All determinations required to be made under this Section 4(d), including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by II-VI from among the four (4) largest accounting firms in the United States or any nationally-recognized financial planning and benefits consulting company (the “Accounting Firm”), which shall provide detailed supporting calculations both to II-VI and to the Optionee within fifteen (15) business days of the receipt of notice from the Optionee that there has been a Payment, or such earlier time as is requested by II-VI. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, II-VI shall appoint another nationally-recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by II-VI. If the Accounting Firm determines that no Excise Tax is payable by the Optionee, it shall furnish the Optionee with a written opinion that failure to report the Excise Tax on the Optionee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Optionee.

5. Exercise; Payment of Option Price. Any exercisable portion of the Option may be exercised in whole or in part, but in no event with respect to a fraction of a share, from time to time until the Expiration Date, unless otherwise terminated pursuant to the terms of the Plan or this Agreement. II-VI may require the exercise of such Option to be accomplished via a notice of exercise submitted via the Solium Shareworks System or as otherwise required by II-VI, in accordance with the procedures established by II-VI for such exercise.

Unless purchased via a cashless exercise as described below, the Optionee shall provide for the payment of the aggregate Option Price for the number of Shares purchased and any applicable withholding taxes. Such exercise (subject to Section 6) shall be effective upon the actual receipt of such payment by II-VI. Payment of the aggregate Option Price for all Shares purchased pursuant to an exercise of the Option shall be made, at the Optionee’s option, by (a) delivering to II-VI a cashier’s check or electronic funds transfer in the amount of the aggregate Option Price (or portion thereof to be paid by cashier’s check or electronic funds transfer) payable to the order of II-VI, (b) delivering to II-VI Shares held by the Optionee, the Fair Market Value of which at the time of such exercise is equal to the aggregate Option Price (or portion thereof to be paid with previously-owned Shares), (c) a “net exercise” under which II-VI reduces

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the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Option Price and any applicable withholding, or such other consideration received by II-VI under a cashless exercise program approved by II-VI in connection with the Plan, (d) a cashless exercise from the proceeds of a sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates and/or (e) any other consideration that the Committee deems appropriate and in compliance with applicable law. Payment of the Option Price in Shares shall be made by delivering properly endorsed stock certificates to II-VI or otherwise causing such II-VI Common Stock to be transferred to the account of II-VI, either physically or through attestation. In connection with each exercise of any portion of the Option, the Optionee shall furnish such documents as II-VI in its sole discretion may deem necessary to ensure compliance with applicable rules and regulations of any stock exchange or governmental authority. No rights or privileges of a shareholder of II-VI in respect to such Shares issuable upon the exercise of any portion of the Option shall accrue to the Optionee unless and until such Shares have been registered in the Optionee’s name in the books and records of II-VI.

6. Compliance with Legal Requirements. Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any shares upon exercise prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Further, the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares. Subject to Section 409A, the Committee may postpone the issuance or delivery of Shares under the Option as the Committee may consider appropriate and may require the Optionee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations.  The Optionee understands and agrees that the Company shall have unilateral authority to amend this Agreement without his or her consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

7. Nontransferability. Except as otherwise provided in the Plan, the Option shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Option in violation of this Agreement or the Plan shall render the Option null and void.

8. Adjustments. Upon any event described in Section 12 of the Plan (entitled “Adjustments”) or any successor provision thereto, the terms of such Section 12 of the Plan or any successor provision thereto shall apply to the Option.

9. Responsibility for Taxes.

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(a)Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items owed by the Optionee is and remains the Optionee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of this Option or the subsequent sale of Shares acquired pursuant to the Option; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve a particular tax result. Further, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges and agrees that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company or the Employer; (ii) withholding from the proceeds of the sale of Shares acquired upon exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization) without further consent; (iii) withholding from Shares to be issued upon exercise of the Option, subject to the approval of the Committee if the Optionee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act; or (iv) any other method determined by the Committee and permitted by applicable laws.

(c)The Company may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case the Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or, if not refunded, the Optionee may seek a refund from the local tax authorities.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items as described in this Section 9.

10. Plan Provisions. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control, except that capitalized terms specifically defined in this Agreement shall have the meaning given to them in this Agreement with respect to their usage in this Agreement, notwithstanding the definitions given to such terms in the Plan (which definitions shall control as they relate to the usage of such terms in the Plan).

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11. No Continued Rights. The granting of the Option shall not give the Optionee any rights to similar grants in future years or any right to continuance of employment or other service with II-VI or its Subsidiaries, nor shall it interfere in any way with any right that the Company would otherwise have to terminate the Optionee’s employment or other service at any time, or the right of the Optionee to terminate his or her employment or other service at any time.

12. Non-Competition; Non-Solicitation; Confidentiality.

(a)While the Optionee is employed by the Company (including its Subsidiaries) and for a period of one (1) year after the Optionee’s Separation from Service for any reason (the “Restricted Period”), the Optionee will not directly or indirectly:

(i)engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding stock of a publicly-held company), that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold or, to the Optionee’s knowledge, planned to be developed, manufactured, marketed or sold, by II-VI or its Subsidiaries while the Optionee was employed by the Company or a Subsidiary, within the United States of America and/or any other country within which II-VI or its Subsidiaries have customers or prospective customers as of the date of such Separation from Service.

(ii)(A) solicit for the purpose of selling or distributing any products or services that are the same or similar to those developed, manufactured, marketed or sold by II-VI or its Subsidiaries, (1) any customers of II-VI or its Subsidiaries, (2) any prospective customers known by the Optionee to have been solicited by II-VI or its Subsidiaries within the twelve (12) months prior to the Optionee’s Separation from Service, or (3) any distributors, sales agents or other third-parties who sell to or refer potential customers in need of the types of products and services produced, marketed, licensed, sold or provided by II-VI or its Subsidiaries who have become known to the Optionee as a result of his/her employment with the Company (including its Subsidiaries), or (B) induce or attempt to induce any vendor, supplier, licensee or other business relation of II-VI or its Subsidiaries to cease or restrict doing business with II-VI or its Subsidiaries, or in any way interfere with the relationship between any such vendor, supplier, licensee or business relation and II-VI or its Subsidiaries.

(iii)either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Optionee to solicit, any employee of II-VI or its Subsidiaries to leave the employ of II-VI or its Subsidiaries, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Optionee to solicit for employment, hire or engage as an independent contractor, any person who was employed by II-VI or its Subsidiaries at any time during the term of the Optionee’s employment with the Company or a Subsidiary; provided that this clause (B) shall not apply to any individual whose employment with II-VI or its Subsidiaries has been terminated for a period of one year or longer.

(b) While the Optionee is employed by the Company and for a period of one (1) year after the Optionee’s Separation from Service for any reason (the “Restricted Period”), the

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Optionee will not directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by the Optionee to solicit, any employee or independent contractor of II-VI or its Subsidiaries to leave the employ or service of II-VI or its Subsidiaries. The Restricted Period will be tolled during and for any period of time during which the Optionee is in violation of the restrictive covenants contained in this Section 12 and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Optionee is in compliance with the restrictive covenants contained in this Section 12(a) will not exceed the one (1)-year period set forth above.

(c)The Optionee acknowledges that certain materials, including information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of II-VI and its Subsidiaries constitute proprietary confidential information and trade secrets. Accordingly, the Optionee will not at any time during or after the Optionee’s employment with the Company or a Subsidiary disclose or use for the Optionee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company (including its Subsidiaries), any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to II-VI and its Subsidiaries or which is generally known to the industry or the public other than as a result of the Optionee’s breach of this covenant. The Optionee agrees that, upon the Optionee’s Separation from Service for any reason, the Optionee will immediately return to II-VI all property of II-VI and its Subsidiaries including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of II-VI and its Subsidiaries, except that the Optionee may retain personal items. The Optionee further agrees that the Optionee will not retain or use for the Optionee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of II-VI and its Subsidiaries.

(d)Nothing herein is intended to or shall limit, prevent, impede or interfere with the Optionee’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Further, the Optionee understands that pursuant to the Defend Trade Secrets Act of 2016, the Optionee shall not be held criminally, or civilly, liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law.  Moreover, the Optionee understands that he or she may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal.  Finally, the Optionee understands that if he or she files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, the Optionee may disclose the trade secret to the attorney and use the trade secret in the court proceeding, so long as any document

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containing the trade secret is filed under seal and the Optionee does not disclose the trade secret except pursuant to court order.

13. Remedies; Clawback.

(a) Company and the Optionee acknowledge and agree that that any violation by the Optionee of any of the restrictive covenants contained in Section 12 would cause immediate, material and irreparable harm to II-VI and its Subsidiaries which may not adequately be compensated by money damages and, therefore, II-VI and its Subsidiaries shall be entitled to injunctive relief (including one (1) or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation, including the right to have such covenants specifically enforced by any court of competent jurisdiction, the rights under Section 13(b), and the right to require the Optionee to account for and pay over to II-VI all benefits derived or received by the Optionee as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by II-VI.

(b) In the event that the Optionee violates or breaches any of the covenants set forth in Section 12, the Option (whether vested or unvested) and the right to receive Shares upon exercise thereof shall be forfeited. II-VI shall also have the right, in its sole discretion, in addition to any other remedies or damages provided by law, in equity or otherwise, to demand and require the Optionee, to the extent that any portion of the Option was exercised, to (i) return and transfer to II-VI any Shares acquired through any exercise of the Option that are directly or beneficially owned by the Optionee, (ii) to the extent that the Optionee sold or transferred any such Shares, disgorge and/or repay to II-VI any profits or other economic value (as reasonably determined by II-VI) made or realized by the Optionee with respect to such Shares, including the value of any gift thereof, and (iii) to the extent that any cash payment was received with respect to such Option, to return and transfer to II-VI any such cash payment.

(c) The Option, and any amounts or benefits received or outstanding under the Plan, as well as any other incentive awards previously granted to the Optionee by the Company, shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time, including the requirements of (a) Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (b) similar rules under the laws of any other jurisdiction, and (c) any policies adopted by the Company to implement such requirements. The Optionee acknowledges and consents to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Optionee, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and agrees that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

14. Optionee Acknowledgments. The Optionee acknowledges and agrees that (a) as a result of the Optionee’s previous, current and future employment with the Company or the

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Employer, the Optionee has had access to, will have access to and/or possesses or will possess confidential and proprietary information of II-VI and its Subsidiaries, (b) II-VI and its Subsidiaries are engaged in a highly competitive business and conduct such business worldwide, (c) this Agreement does not constitute a contract of employment, does not imply that the Company or the Employer will continue the Optionee’s employment for any period of time and does not change the at-will nature of the Optionee’s employment, except as set forth in a separate written employment agreement between the Company or the Employer and the Optionee, (d) the restrictive covenants set forth in Section 12 are necessary and reasonable in time and scope (including the period, geographic, product and service and other restrictions) to protect the legitimate business interests of II-VI and its Subsidiaries, (e) the remedy, forfeiture and payment provisions contained in Section 12 are reasonable and necessary to protect the legitimate business interests of II-VI and its Subsidiaries, (f) acceptance of the Option and agreement to be bound by the provisions hereof is not a condition of the Optionee’s employment and (g) the Optionee’s receipt of the benefits provided under this Agreement is adequate consideration for the enforcement of the provisions contained in Section 12 and Section 13.

15. Severability; Waiver. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In particular, in the event that any of such provisions shall be adjudicated to exceed the time, geographic, product and service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product and service or other limitations permitted by applicable law. No delay or omission by II-VI in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by II-VI on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

16. Controlling Law. The validity, construction and effect of this Agreement will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles thereof. The Optionee and II-VI hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of Pennsylvania and consent to the jurisdiction of any such court; provided, however, that, notwithstanding anything to the contrary set forth above, II-VI may file an action to enforce the covenants contained in Section 12 by seeking injunctive or other equitable relief in any appropriate court having jurisdiction, including where the Optionee resides or where the Optionee was employed by the Company or the Employer. The Optionee and II-VI also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought or injunctive or equitable relief sought in such court or any defense of inconvenient forum for the maintenance of such dispute and consent to the personal jurisdiction of any such court. For the purposes of this Section 16, the Employer shall be a third-party beneficiary of this Agreement.

17. Notice. II-VI may require any notice required or permitted under this Agreement to be transmitted, submitted or received, by II-VI or the Optionee, via the Solium Shareworks System in accordance with the procedures established by II-VI for such notice. Otherwise,

IIVI NQSO 111618

except as otherwise set forth in this Agreement, any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or by overnight carrier, to II-VI at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

or to the Optionee at his or her most recent home address on record with II-VI. Notices are effective upon receipt.

18. Entire Agreement. This Agreement (including the Plan and the Employee Grant Details) contains the entire understanding between the parties and supersedes any prior understanding and agreements between them regarding the subject matter hereof with respect to the Option, and there are no other representations, agreements, arrangements or understandings, oral or written, between the parties relating to the Option which are not fully expressed herein. Notwithstanding anything to the contrary set forth in this Agreement, any restrictive covenants contained in this Agreement are independent, and are not intended to limit the enforceability, of any restrictive or other covenants contained in any other agreement between the Company or the Employer and the Optionee.

19. Captions; Section References. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Unless expressly provided otherwise, any reference in this Agreement to any Section refers to the corresponding Section of this Agreement.

20. Limitation of Actions. Any lawsuit commenced by the Optionee with respect to any matter arising out of or relating to this Agreement must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

21. Section 409A. This Agreement and the Option are intended to be excepted from coverage under Section 409A and shall be administered, interpreted, and construed accordingly. II-VI, in its sole discretion and without the Optionee’s consent, may impose conditions on the timing and effectiveness of any exercise by the Optionee, or take any other action it deems necessary, including amending the terms of the Option and this Agreement to cause the Option to be excepted from Section 409A (or to comply therewith to the extent that II-VI determines it is not excepted). Notwithstanding, the Optionee recognizes and acknowledges that Section 409A may affect the timing and recognition of payments due hereunder, and may impose upon the Optionee certain taxes or other charges for which the Optionee is and shall remain solely responsible.

22. Assignment. Except as provided in Section 7, the Optionee’s rights and obligations under this Agreement shall not be transferable by the Optionee, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by the Optionee shall be

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void. II-VI may assign/delegate all or any portion of this Agreement and its rights hereunder without prior notice to the Optionee and without the Optionee providing any additional consent thereto, whereupon the Optionee shall continue to be bound hereby with respect to such assignee/delegate.

23. Electronic Delivery. II-VI may, in its sole discretion, deliver any documents or correspondence related to this Agreement, the Option, the Plan, the Optionee’s participation in the Plan or future awards that may be granted to the Optionee under the Plan, by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and to the Optionee’s participation in the Plan through an on-line or electronic system established and maintained by II-VI or another third party designated by II-VI, including Solium Shareworks System. Likewise, II-VI may require the Optionee to deliver or receive any documents or correspondence related to this Agreement by such electronic means.

24. Further Assurances. The Company and the Optionee shall use commercially reasonable efforts to, from time to time at the request of the other party, without any additional consideration, furnish the other party such further information or assurances, execute and deliver such additional documents and take such other actions and do such other things, as may be necessary to carry out the provisions of this Agreement.

25. Appendices. The Optionee acknowledges and agrees that, if the Optionee resides outside the U.S., the Option is subject to the general terms applicable to Options granted to optionees outside the U.S. set forth in Appendix A hereto, as well as any additional terms and conditions for the Optionee’s U.S. State or country set forth in Appendix B hereto. Appendix A and Appendix B constitute part of this Agreement.

26. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option to the extent that the Company determines that it is necessary or advisable in order to comply with local law or facilitate the administration of the Option and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s acquisition or sale of Shares.  The Optionee understands and agrees that the Optionee should consult with his or her own personal legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

28. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan or this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above. Electronic acceptance of this Agreement by the Optionee pursuant to II-VI’s instructions to the Optionee (including via the Solium Shareworks System) shall constitute execution of this Agreement by the Optionee.

The Optionee agrees that his or her electronic acceptance of this Agreement via electronic means, including via the Solium Shareworks System, shall constitute his or her signature, and that he or she agrees to be bound by all of the terms and conditions of this Agreement.

II-VI INCORPORATED

By:
Name:	David G. Wagner
Title:	Vice President, Human Resources

PARTICIPANT

Electronic Acceptance via the
Solium Shareworks System

IIVI NQSO 111618

Appendix A

General Terms Applicable to Options Granted to Recipients Outside the U.S.

This Appendix A includes additional terms and conditions applicable to all grants of Options under the Plan to employees or other grant recipients who reside outside the United States. Capitalized terms used but not defined in this Appendix A shall have the meanings given to them in this Agreement or the Plan.

1.DATA PRIVACY INFORMATION AND CONSENT

The Company is located at 375 Saxonburg Blvd., Saxonburg, PA 16056, USA and grants employees of the Company and its Subsidiaries the opportunity to participate in the Plan at the Company’s sole discretion.  If the Optionee would like to participate in the Plan, the Optionee should review the following information about the Company’s data processing practices and declare his or her consent.

(a)Data Collection and Usage.  The Company collects, processes and uses the Optionee’s personal data, including the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all awards canceled, vested, exercised or outstanding in the Optionee’s favor, which the Company receives from the Optionee or the Employer. If the Company offers the Optionee an opportunity to participate in the Plan, then the Company will collect the Optionee’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Optionee’s personal data would be the Optionee’s consent.

(b)Stock Plan Administration Service Providers. The Company transfers participant data to Solium Capital, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Optionee’s data with another company that serves in a similar manner.  The Company’s service provider will open an account for the Optionee. The Optionee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Optionee’s ability to participate in the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. If the Optionee is outside the United States, the Optionee should note that his or her country has enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent a company registers for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction, and which the Company does not participate in with respect to employee data.  The Company’s legal basis for the transfer of the Optionee’s personal data is the Optionee’s consent.

(d)Data Retention.  The Company will use the Optionee’s personal data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan or

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as required to comply with legal or regulatory obligations, including under tax and security laws.  When the Company no longer needs the Optionee’s personal data, which will generally be seven years after the Optionee participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulation.

(e)Voluntariness and Consequence of Consent Denial or Withdrawal.  The Optionee’s participation in the Plan and his or her grant of consent is purely voluntary. The Optionee may deny or withdraw his or her consent at any time. If the Optionee does not consent, or if the Optionee withdraws his or her consent, the Optionee cannot participate in the Plan. This would not affect the Optionee’s salary as an employee; the Optionee would merely forfeit the opportunities associated with the Plan.

(f)Data Subject Rights.  The Optionee has a number of rights under data privacy laws in the Optionee’s country.  Depending on where the Optionee is based, the Optionee’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) lodge complaints with competent authorities in the Optionee’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Optionee’s personal data. To receive clarification regarding the Optionee’s rights or to exercise such rights, the Optionee should contact the Company at HR Department, Director of Compensation and Benefits, 375 Saxonburg Blvd., Saxonburg, PA 16056, USA.

If the Optionee agrees with the data processing practices as described in this notice and would like to participate in the Plan, please declare the Optionee’s consent by clicking “Accept” on the Solium Shareworks system award acceptance page or by signing this Agreement.

2.ADDITIONAL ACKNOWLEDGEMENTS

By entering into this Agreement and accepting this Option, the Optionee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu of awards, even if such awards have been awarded in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)the Optionee is voluntarily participating in the Plan;

IIVI NQSO 111618

(e)this Option, any Shares acquired under the Plan and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)this Option, any Shares acquired under the Plan and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)unless otherwise agreed with the Company in writing, this Option and any Shares acquired under the Plan, and the income from and value of same, are not granted in consideration for, or in connection with, the service the Optionee may provide as an officer or director of a Subsidiary;

(h)   in accepting this Award, the Optionee expressly recognizes that this Award is made solely by II-VI, with principal offices at 375 Saxonburg Boulevard; Saxonburg, Pennsylvania  16056; U.S.A.; II-VI is solely responsible for the administration of the Plan and the Optionee’s participation in the Plan; in the event that the Optionee is an employee of a Subsidiary, this Award and the Optionee’s participation in the Plan will not create a right to employment or be interpreted to form an employment or service contract or relationship with II-VI; and this Award will not be interpreted to form an employment or service contract with any Subsidiary;

(i)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)this Option will not have value if the underlying Shares do not increase in value, and if the Optionee exercises this Option and acquires Shares, the value of such Shares may increase or decrease, even below the exercise price;

(k)no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the Optionee’s Separation from Service (for any reason whatsoever and whether or not in breach of local labor laws);

(l)for purposes of this Option, the Optionee’s employment will be considered terminated as of the date the Optionee is no longer providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any).  Unless otherwise determined by the Committee, the Optionee’s right to vest in this Option will terminate as of such date and will not be extended by any notice period (e.g., the Optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any); and the period (if applicable) during which the Optionee may exercise this Option after Separation from Service will commence as of such date and will not be extended by any notice period mandated under labor laws in the jurisdiction where the Optionee

IIVI NQSO 111618

is employed or the terms of the Optionee’s employment agreement, if any.  The Committee shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of this Option (including whether the Optionee may still be considered to be providing services while on a leave of absence); and

(l)the Optionee is solely responsible for investigating and complying with any exchange control laws applicable to the Optionee in connection with his or her participation in the Plan;

(m)neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States dollar that may affect the value of the Option or any amounts due to the Optionee pursuant to the settlement of this Option or subsequent sale of Shares acquired under the Plan.

3.LANGUAGE

The Optionee acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement.  Furthermore, if the Optionee has received this Agreement or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different that the English version, the English version will control.

4.INSIDER TRADING/MARKET ABUSE LAWS

The Optionee acknowledges that, depending on his or her country of residence, or the designated broker’s country or where the Shares are listed, the Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Optionee’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares or right to Shares (e.g., Options) or rights linked to the value of Shares during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by or determined under the laws in the applicable jurisdiction).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Optionee before possessing inside information. Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Optionee is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.

5.EXCHANGE CONTROL, TAX AND/OR FOREIGN ASSET/ACCOUNT REPORTING

The Optionee acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect the Optionee’s ability to hold Shares acquired under the Plan or cash received from participating in the Plan in a brokerage/bank account or legal entity outside the Optionee’s country.  The Optionee may be required to report such

IIVI NQSO 111618

accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Optionee’s country.  The Optionee may also be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Optionee’s country through a designated bank or broker within a certain time after receipt.  The Optionee acknowledges that it is his or her responsibility to be compliant with such regulations and that the Optionee should consult with his or her personal legal advisor for any details.

IIVI NQSO 111618

Appendix B

Jurisdiction-Specific Terms and Conditions

Capitalized terms used but not defined in this Appendix B shall have the meanings given to them in the Agreement or the Plan.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Option if the Optionee works and/or resides in one of the countries or other jurisdictions listed below.

If the Optionee is a citizen or resident of a jurisdiction other than the one in which the Optionee is currently working and/or residing, is considered a resident of another country or jurisdiction for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein apply to the Optionee under these circumstances.

Notifications

This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of the Optionee’s participation in the Plan because the information may be out of date at the time the Option is exercised or the Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, if the Optionee is a citizen or resident of country other than the one in which the Optionee is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residence between countries after the Grant Date, the information contained herein may not be applicable in the same manner to the Optionee.

IIVI NQSO 111618

AUSTRALIA

Notifications

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 applies to this Option granted in accordance with the terms and conditions of the Plan and the Agreement (subject to the requirements of the Income Tax Assessment Act 1997).

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers.  If an Australian bank is assisting the Optionee with the transaction, the bank will file the report on the Optionee’s behalf. If there is no Australian bank involved in the transfer, the Optionee will be required to file the report.

BELGIUM

Notifications

Foreign Asset and Account Reporting Information. Belgian residents are required to report any securities (e.g., Shares) or bank accounts (including brokerage accounts) opened or maintained outside of Belgium on their annual tax return.  In a separate report, residents will be required to provide the Central Contact Point of the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.  Belgian residents should consult with their personal tax advisor to determine their personal reporting obligations.

Stock Exchange Act. From January 1, 2017, a stock exchange tax applies to transactions executed through a non-Belgian financial intermediary.  The stock exchange tax will likely apply when Shares are sold. The Optionee should consult with his or her personal tax advisor to determine the Optionee’s obligations with respect to the stock exchange tax.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  If the Optionee receives a payment in excess of this amount, the Optionee is responsible for electronically reporting to the German Federal Bank by the fifth day of the month following the month in which the payment occurs.  The form of the report (Allgemeines Meldeportal Statistik) can be accessed via the German Federal Bank’s website (www.bundesbank.de) and is available in both German and English.

HONG KONG

Terms and Conditions

Share Sale Restriction.  Shares acquired under the Plan are accepted as a personal investment.  In the event the Option vests and becomes exercisable within six months of the Grant Date, the

IIVI NQSO 111618

Optionee (or the Optionee’s heirs) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Grant Date.

Notifications

Securities Law Information. WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Optionee is advised to exercise caution in relation to the offer. If the Optionee is in any doubt about any of the contents of this document, the Optionee should obtain independent professional advice. Neither the grant of this Option nor the Shares acquired upon exercise constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries. This Agreement, the Plan and other incidental communication materials distributed in connection with this Option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person.

ITALY

Terms and Conditions

Plan Document Acknowledgement. In accepting this Option, the Optionee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. The Optionee further acknowledges that he or she has read and specifically and expressly approves the following sections of this Agreement: Section 1, Section 2, Section 3, Section 6, Section 9, Section 23, Section 26 and Section 27, as well as the entire Appendix A.

Notifications

Foreign Asset and Account Reporting Information. If the Optionee is an Italian resident and holds investments or financial assets outside of Italy (e.g., cash, Shares) during any fiscal year which may generate income tax liability in Italy, the Optionee is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Optionee is not required to file a tax return). These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.  The Optionee should consult his or her personal advisor to ensure compliance with applicable reporting obligations.

Foreign Asset Tax. The value of financial assets held outside of Italy by individual residents of Italy is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.  The value of the financial assets held abroad must be reported in Form RM of the annual tax return.  The Optionee should consult his or her personal tax advisor for additional information about the foreign financial assets tax.

IIVI NQSO 111618

JAPAN

Notifications

Exchange Control Information.  If the Optionee acquires Shares valued at more than ¥100,000,000 in a single transaction, the Optionee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of such Shares.

In addition, if the Optionee pays more than ¥30,000,000 in a single transaction for the purchase of Shares upon exercise, the Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan within 20 days of the date that the payment is made.  The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Please note that a Payment Report is required independently from a Securities Acquisition Report; therefore, the Optionee must file both a Payment Report and a Securities Acquisition Report if the total amount the Optionee pays in a single transaction for exercising the Option and purchasing Shares exceeds ¥100,000,000.

Foreign Asset and Account Reporting Information. Japanese residents who hold assets outside of Japan with a value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets.  Japanese residents are advised to consult with their personal tax advisor to ensure that they are properly complying with applicable reporting requirements.

SINGAPORE

Terms and Conditions

Sale Restriction. The Optionee agrees that any Shares acquired pursuant to the Option will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law Information.  The grant of this Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party.  The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement.  The Chief Executive Officer (“CEO”) and the directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The CEO and directors must notify the Singapore Subsidiary in writing of an interest (e.g., Option, Shares) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a

IIVI NQSO 111618

previously-disclosed interest (e.g., upon vesting of the Option or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO/a director.

SWITZERLAND

Notifications

Securities Law Information.  The grant of this Option and any Shares acquired under the Plan are not intended to be publicly offered in or from Switzerland.  Neither this document nor any other materials related to this Option (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed or otherwise made publicly available in Switzerland, or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and its Subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information.  Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, the resident must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Responsibility for Taxes. The following provision supplements Section 9 of the Agreement.

Without limitation to Section 9 of the Agreement, the Optionee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Optionee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on the Optionee’s behalf (or any other tax authority or other relevant authority).

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Optionee understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Optionee, if the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Optionee on which additional income tax and National Insurance Contributions (“NICs”) may be payable.

IIVI NQSO 111618

The Optionee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Optionee by any of the means referred to in Section 9 of the Agreement.

UNITED STATES - CALIFORNIA

Terms and Conditions

Non-Solicitation; Confidentiality

The following provisions replace Sections 12(a), (b) and (c) of the Agreement in their entirety.

(a)While the Optionee is employed by the Company (including its Subsidiaries) and for a period of one (1) year after the Optionee’s separation from service for any reason (the “Restricted Period”), the Optionee will not directly or indirectly either alone or in association with others  solicit, or permit any organization directly or indirectly controlled by the Optionee to solicit, any employee or independent contractor of II-VI or its Subsidiaries to leave the employ or service of II-VI or its Subsidiaries. The Restricted Period will be tolled during and for any period of time during which the Optionee is in violation of the restrictive covenants contained in this Section 12(a) and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Optionee is in compliance with the restrictive covenants contained in this Section 12(a) will not exceed the one (1)-year period set forth above.

(b)The Optionee acknowledges that certain materials, including information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of II-VI and its Subsidiaries constitute proprietary confidential information and trade secrets. Accordingly, the Optionee will not at any time during or after the Optionee’s employment with the Company or a Subsidiary disclose or use for the Optionee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company (including its Subsidiaries), any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to II-VI and its Subsidiaries or which is generally known to the industry or the public other than as a result of the Optionee’s breach of this covenant. The Optionee agrees that, upon the Optionee’s separation from service for any reason, the Optionee will immediately return to II-VI all property of II-VI and its Subsidiaries including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of II-VI and its Subsidiaries, except that the Optionee may retain personal items. The Optionee further agrees that the Optionee will not retain or use for the Optionee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of II-VI and its Subsidiaries.

IIVI NQSO 111618